Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of SU Group Holdings Limited on Form F-3 (File No. 333-284868) and Form S-8 (File No. 333-290929) of our report dated November 2, 2026, with respect to our audits of the consolidated financial statements of SU Group Holdings Limited as of September 30, 2024 and 2025 and for the years ended September 30, 2024 and 2025 appearing in the Amendment No. 1 to Annual Report on Form 20-F of SU Group Holdings Limited for the year ended September 30, 2025.

We also consent to the reference to our firm under the heading “Experts” in the prospectus incorporated by reference into such Registration Statements and any applicable prospectus supplements.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

November 2, 2026